Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
American Equity Investment Life Holding Company
We consent to the incorporation by reference in the registration statements (No. 333-171161, No. 333-157846, No. 333-149854, No. 333-148681, and No. 333-123862) on Form S-3 and the registration statements (No. 333-167755 and No. 333-127001) on Form S-8 of American Equity Investment Life Holding Company and subsidiaries (the Company) of our report dated March 9, 2011, with respect to the consolidated balance sheets of the Company as of December 31, 2010 and 2009, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2010, and all related financial statement schedules, and the effectiveness of internal control over financial reporting as of December 31, 2010, which report appears in the December 31, 2010 annual report on Form 10-K of American Equity Investment Life Holding Company.
Our report dated March 9, 2011, contains an explanatory paragraph that states that, effective January 1, 2009, the Company has changed its method of accounting for other-than-temporary impairments of debt securities due to the adoption of Financial Accounting Standards Board Accounting Standards Codification 320, and the Company has changed its method of accounting for convertible debt instruments due to the retrospective adoption of ASC 470.

/s/ KPMG LLP
Des Moines, Iowa
March 9, 2011